Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the BioScrip, Inc. Employee Stock Purchase Plan of our reports dated March 14, 2013, with respect to the consolidated financial statements and schedule of BioScrip, Inc. and the effectiveness of internal control over financial reporting of BioScrip, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

April 2, 2013